Exhibit 10.1
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
AARON’S MANAGEMENT PERFORMANCE PLAN
(Summary of terms for Home Office Vice Presidents)
Purpose
This Aaron’s Management Performance Plan (the “AMP Plan”) has been adopted to encourage increased profitability and to align the goals and interests of certain management and executive employees of Aaron’s, Inc. (“Aaron’s” or the “Company”) with the goals and interests of Aaron’s shareholders by rewarding strong performance with Aaron’s stock. This summary describes the terms of the AMP Plan that apply to eligible Vice Presidents in the Home Office of Aaron’s. Other summaries describe the specific terms and conditions that are applicable to eligible regional managers, divisional vice presidents, and directors and other key personnel in the Home Office.
Term of AMP Plan
The AMP Plan commenced July 1, 2011 and is initially expected to continue through December 31, 2012, but may be terminated or extended at any time in the discretion of the Compensation Committee of the Board of Directors of Aaron’s, Inc. (the “Compensation Committee”).
Eligibility
Vice Presidents in the Company’s Home Office (“Home Office VPs”), who are actively employed at the beginning and end of the calendar quarter shall be eligible to participate in the AMP Plan, unless determined otherwise by the Compensation Committee. Other summaries describe the eligibility requirements for other groups of eligible participants. The following executive officers shall not be eligible to participate in the AMP Plan: William K. Butler, Jr., Gilbert L. Danielson, R. Charles Loudermilk, Sr., and Robert C. Loudermilk, Jr.
Performance Requirements
Restricted stock units (“RSUs”) will be granted to a Home Office VP under and pursuant to the Aaron’s Inc. 2001 Stock Option and Incentive Award Plan (the “Stock Plan”) based on the level of quarterly pretax profit for Aaron’s, Inc..
A minimum quarterly pretax profit of 9.0% of total revenue is required to earn any RSUs for such quarter. In addition, the total revenue for such quarter must exceed the total revenue for the same quarter of the previous calendar year. If these conditions are met, RSUs shall be granted based on the following formula.
Number of RSUs = Quarterly pretax profit % X multiplier in table below:

	% of Quarterly	Multiplier to Determine
Performance Zone	Pretax Profit*	# of RSUs
Red	0-8.99	0
Yellow	9.0-13.99	6,250
Green	14.00 +	10,000

*	Quarterly total revenue must also exceed the total revenue for the same quarter of the previous calendar year.
Results will be measured based upon Aaron’s GAAP financials, as publicly reported. The number of RSUs granted will be rounded to the nearest whole number.

Terms and Conditions of RSUs
RSUs will be granted upon approval of the Compensation Committee after final quarterly results are calculated.
As soon as practicable after RSUs are granted, each Home Office VP will be notified of the number of RSUs he or she was granted, if any. Notification of the grant may be made by electronic means, such as through e-mail or an online grant notification and acceptance system. Each grant of RSUs will be subject to the terms of the Grant Notice, the Stock Plan and the terms of a Restricted Stock Unit Agreement. A Master RSU Agreement may be used, in which case such Master RSU Agreement will apply to all grants of RSUs under this AMP Plan until the Master RSU Agreement is amended or replaced. As a condition to the grant of the RSUs and as part of the acceptance of the RSUs, the Home Office VP must agree to the terms of an Employee Agreement, which is a part of the RSU Agreement, and which contains certain restrictions against disclosing confidential information, soliciting customers and employees, and competing with Aaron’s.
Each RSU entitles the grantee to one share of common stock of Aaron’s, Inc. on the Delivery Date specified in the Grant Notice, if such RSU has vested and has not been forfeited prior to the specified Delivery Date. The Vesting Date of the RSUs will be set forth in the Grant Notice or RSU Agreement and will generally be approximately five (5) years after the grant date of the RSUs. Generally, a grantee must be employed on the Vesting Date to vest in his or her right to the shares. However, RSUs may also vest upon the grantee’s death or upon certain change in control transactions, as provided in the RSU Agreement. The Delivery Date is expected to be the September 1st following the Vesting Date.
Below are the expected Vesting and Delivery Dates for RSUs earned during the program beginning July 1, 2011 and ending December 31, 2012. These dates are subject to change until the RSUs have been granted. The Grant Notice and/or RSU Agreement provided to grantees at the time of grant will specify the Vesting Date and Delivery Date applicable to that grant of RSUs.

Approximate Date
	of Final Quarterly	Expected Vesting	Expected Delivery
Quarter	Financials*	Date	Date
7/1/11 – 9/30/11	November 15, 2011	August 15, 2016	September 1, 2016
10/1/11 – 12/31/11	March 1, 2012	August 15, 2016	September 1, 2016
1/1/12 – 3/31/12	May 15, 2012	May 15, 2017	September 1, 2017
4/1/12 – 6/30/12	August 15, 2012	August 15, 2017	September 1, 2017
7/1/12 – 9/30/12	November 15, 2012	August 15, 2017	September 1, 2017
10/1/12 – 12/31/12	March 1, 2013	August 15, 2017	September 1, 2017

*	The date shown is the approximate date when the final quarterly financial results should be calculated. The Grant Date for Home Office VPs will be the date such grants are approved by the Compensation Committee, which is expected to occur at the next meeting of the Compensation Committee following the date shown above. Any delay in the grant of the RSUs is not expected to impact the Vesting Dates or Delivery Dates shown above.

Examples
Example 1: For the quarter beginning July 1, 2011 and ending September 30, 2011, Aaron’s reported a quarterly pretax profit of 13% of total revenue, and exceeded its total revenue for the third quarter of 2010. Absent unusual circumstances, Home Office VPs will be granted 813 RSUs (13% x 6,250 = 812.5, rounded to the nearest whole number) at the first meeting of the Compensation Committee on or after the final calculations of these quarterly results. These RSUs will have a Vesting Date of August 15, 2016, and a Delivery Date of approximately September 1, 2016.
Example 2: For the quarter beginning October 1, 2011 and ending December 31, 2011, Aaron’s reported a quarterly pretax profit of 16% of total revenue, and exceeded its total revenue for the fourth quarter of 2010. Absent unusual circumstances, Home Office VPs will be granted 1,600 RSUs (16% x 10,000 = 1,600) at the first meeting of the Compensation Committee or after the final calculation of these quarterly results. These RSUs will have a Vesting Date of August 15, 2016, and a Delivery Date of approximately September 1, 2016.
Additional Terms and Conditions
The AMP Plan is discretionary and may be amended or terminated at any time by the Compensation Committee. The termination or amendment of the AMP Plan will not adversely affect RSUs that have already been granted and remain outstanding, unless the grantee consents to such amendment or unless the terms of the RSUs otherwise expressly permit such amendment.
The Compensation Committee shall have the authority to determine eligibility, interpret, administer and implement this Plan with respect to the Home Office VPs. The Compensation Committee may make adjustments deemed advisable in order to give consideration to changes in accounting rules, principles or methods, or extraordinary events, and make adjustments to financial performance measures in recognition of such occurrences. For example, the Compensation Committee has determined that, in calculating pretax profit under this Plan, the Company’s GAAP financials shall be adjusted to ignore any positive or negative effect of any increase or decrease in the charge taken by the Company related to a 2011 judgment in an employment-related lawsuit.
In the event of a restatement of the Company’s financials or a change in the pretax profit or revenue of one or more Company stores for a quarter after the grant of RSUs based on such quarterly performance, the grantee will forfeit the number of RSUs that were granted in excess of the number that would have been granted based on the corrected financials.
All grants of RSUs pursuant to the AMP Plan and the delivery of shares of Aaron’s common stock upon settlement of the RSUs are subject to the terms of the Stock Plan. An initial number of shares have been reserved under the Stock Plan for issuance of RSUs pursuant to this AMP Plan; however, no RSUs will be granted if there are insufficient shares available under the Stock Plan or such grants would otherwise be prohibited under applicable laws, including securities laws. The grant of RSUs could be delayed if Compensation Committee approval is needed.
The Plan and all actions taken hereunder shall be governed by the laws of the State of Georgia without regard to conflicts of laws provisions.
The Plan is not intended to be, and does not constitute in any manner, a contract or guarantee of employment between Aaron’s and any grantee.

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